EXHIBIT 99.2 Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude Chief Financial Officer 802‑476‑2208 Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Kurt Swenson to Retire as CEO of Rock of Ages on June 30, 2008

To Be Succeeded by President & COO Donald Labonte

CONCORD, NEW HAMPSHIRE, April 29, 2008 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that Kurt M. Swenson will retire as Chief Executive Officer on June 30, 2008, and will be succeeded by President and Chief Operating Officer Donald Labonte.

Mr. Labonte, 46 years old, who joined Rock of Ages in 1980 as a production worker in the Company's Canadian operations, has served in numerous top management positions including President of Rock of Ages Canada, President of Manufacturing Operations and President of Quarry Operations.  As previously announced, Mr. Labonte has been nominated for election to the Company's Board of Directors at the Company's 2008 Annual Meeting of Stockholders to be held in June.

Mr. Swenson, 63 years old, has been CEO of the Company since 1984. He will remain as Chairman of the Board of Rock of Ages, and upon retiring as CEO will become non-executive Chairman.  Following a three month period after his retirement as CEO to facilitate an orderly transition of his CEO duties to Mr. Labonte, Mr. Swenson will retire as an employee on September 30, 2008.  Mr. Swenson's current term as a director will expire at the Company's 2009 annual meeting of stockholders.

"One of the last major steps in the planned return of Rock of Ages to its quarrying and manufacturing roots, this senior management transition will simplify our management structure and reduce unallocated overhead expenses by nearly $500,000 annually beginning in this year's fourth quarter," Swenson said. "I look forward to my continuing involvement with the Company as non-executive Chairman of the Board."

About Rock of Ages
Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the period ended December 31, 2007.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

*  *  *  *  *